                                                                    EXHIBIT 1(b)

                     AMENDMENT NO. 1 TO DECLARATION OF TRUST
                    OF MERCURY ASSET MANAGEMENT MASTER TRUST
                         (formerly Mercury Master Trust)


           The undersigned sole Trustee and Secretary of Mercury Asset Management Master Trust (the "Trust"), a Delaware business trust, DOES HEREBY CERTIFY, pursuant to the authority conferred on the Secretary of the Trust by
Section 10.4(c) of the Trust's Declaration of Trust dated April 23, 1998 (the "Declaration of Trust"), that the following amendments were duly adopted by the sole Trustee as of July 16, 1998.

           1. The Declaration of Trust is hereby amended to change the name of the Trust from Mercury Master Trust to Mercury Asset Management Master Trust in each place where such name appears.

           2. Section 5.2 of the Declaration of Trust is hereby amended to delete the names of the series of the Trust, and to substitute the names Mercury Master Pan-European Growth Portfolio, Mercury Master International Portfolio, Mercury Master Japan Capital Portfolio, Mercury Master Emerging Economies Portfolio, Mercury Master Gold and Mining Portfolio, Mercury Master Core U.S. Growth Portfolio and Mercury Master Portfolio 7.

           IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration of Trust as of July 16, 1998.

                                                      /s/ Robert E. Putney, III
                                                      --------------------------
                                                      Robert E. Putney, III
                                                      Secretary and Sole Trustee